Exhibit 99.1

April 23, 2024

Franklin Financial Reports First Quarter 2024 Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its first quarter 2024 financial results.  A summary of operating results as of or for the quarter ended March 31, 2024 follows:

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Net income for the first quarter of 2024 was $3.4 million compared to $3.5 million for the fourth quarter of 2023 (a decrease of 3.2%) and $3.3 million for the first quarter of 2023 (an increase of 2.1%).  Diluted earnings per share were $0.77, $0.79, and $0.75, for the respective periods.

•	For the first quarter of 2024, the provision for credit losses was $452 thousand compared to $788 thousand for the fourth quarter of 2023 and $529 thousand for the first quarter of 2023.
•	Total assets were $2.011 billion, exceeding $2.0 billion for the first time on a quarterly report.
•	Total net loans increased 1.6% from December 31, 2023.
•	Total deposits increased 1.4% from the end of 2023. At March 31, 2024, borrowings from the Federal Reserve and Federal Home Loan Bank of Pittsburgh (FHLB) totaled $280.0 million.
•

Return on Average Assets (ROA) was 0.67%, Return on Average Equity (ROE) was 10.21% and the Net Interest Margin (NIM) was 2.88%; compared to an ROA of 0.80%, ROE of 11.33%, and NIM of 3.41% for the same period in 2023.

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On April 11, 2024, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the second quarter of 2024 to be paid on May 22, 2024, to shareholders of record at the close of business on May 2, 2024.

Balance Sheet Highlights

Total assets at March 31, 2024 were $2.011 billion, up 9.5% from $1.836 billion at December 31, 2023. Changes in the balance sheet from December 31, 2023 to March 31, 2024 include:

•	Debt securities available for sale decreased $9.6 million (2.0%) due to paydowns.
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Net loans increased $20.1 million (1.6%) over the year-end 2023 balance, primarily from an increase of $17.6 million in commercial real estate loans. At March 31, 2024, commercial real estate loans totaled $721.3 million, with the largest collateral segments being: apartment buildings ($127.7 million), office buildings ($87.7 million), and hotels and motels ($87.1 million) primarily in south-central Pennsylvania.

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Total deposits increased $21.3 million (1.4%) from year-end 2023. Time deposits and money management accounts and noninterest checking increased $75.4 million in total, but this increase was partially offset by a decrease in interest-bearing checking and savings accounts. Time deposits increased in part due to a net increase of $14.0 million in brokered time deposits.  For the first quarter of 2024, the cost of total deposits was 1.70%, compared to 0.92% for the same period in 2023.   On March 31, 2024, the Bank estimated that approximately 90% of its deposits were FDIC insured or collateralized.

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On March 31, 2024, the Bank had borrowings of $280.0 million comprised of $40.0 million from the Federal Reserve Bank Term Funding Program (BTFP) and $240.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB). During the first quarter of 2024, the Bank borrowed $200.0 million on a three-year term loan from FHLB and has $40.0 million maturing at FHLB in 2024. The Bank paid-off $50.0 million in BTFP funding during the first quarter of 2024 and the outstanding balance is due in 2025. No new advances can be taken from the BTFP.  The Bank has additional funding capacity with the Federal Reserve, FHLB and correspondent banks.

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Shareholders’ equity increased $2.1 million to $134.2 million at March 31, 2024 from year-end 2023.  Retained earnings increased $2.0 million, net of dividends of $1.4 million. The accumulated other comprehensive loss (AOCI) increased $294 thousand during the first quarter to $41.2 million. On March 31, 2024, the book value of the Corporation’s common stock was $30.55 per share and tangible book value was $28.50 per share (1). In December 2023, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period.  No shares have been repurchased thus far in 2024 under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of March 31, 2024.

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Average interest-earning assets for 2024 were $1.920 billion compared to $1.565 billion for the first quarter of 2023, an increase of 22.7%. In 2024, the average balance of interest-earning cash balances increased $132.6 million (303.5%) due to an increase in borrowings during the first quarter that has not been fully invested into loans. The average balance of the investment portfolio increased $6.2 million (1.3%), while the average balance of the loan portfolio increased $216.5 million (20.6%), over the prior year averages. Within the loan portfolio, average commercial loan balances (including commercial real estate) increased $156.9 million during the year and the average balance of first-lien residential mortgages increased $56.5 million. Total deposits averaged $1.537 billion for 2024, an increase of $32.7 million (2.2%) from the average balance for the first quarter of 2023. On a year-to-date comparison, the yield on earning assets increased from 4.38% in 2023 to 5.03% for 2024, while the cost of interest-bearing liabilities increased from 1.22% to 2.59% over the same period.

Income Statement Highlights

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Net interest income was $13.6 million for the first quarter of 2024 compared to $13.9 million for the fourth quarter of 2023 and $12.8 million for the first quarter of 2023. The net interest margin (NIM) was 2.88% for the first quarter of 2024 compared to 3.24% in the prior quarter and 3.41% for the first quarter of 2023.  The compression in NIM is the result of higher funding costs and excess cash balances not yet fully invested.

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For the first quarter of 2024, the provision for credit losses on loans was $490 thousand compared to $732 for the fourth quarter of 2023 and $467 thousand for the first quarter of 2023. The provision for loan loss was necessary due to growth in the loan portfolio.  The ACL ratio for loans was 1.29% on March 31, 2024, compared to 1.28% on December 31, 2023. For the first quarter of 2024, the provision for credit losses on unfunded commitments was a reversal of $38 thousand compared to $56 thousand for the fourth quarter of 2023 and $62 thousand for the first quarter of 2023. The ACL for unfunded commitments was $2.0 million on March 31, 2024, compared to $2.0 million on December 31, 2023.

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Noninterest income totaled $4.2 million for the first quarter of 2024 compared to $4.1 million in the fourth quarter of 2023 (an increase of 2.5%), and $3.2 million for the first quarter of 2023 (an increase of 29.9%).  The increase over the first quarter of 2023 was due primarily to an increase of $192 thousand in wealth management fees and $602 thousand loss on the sale of securities in the first quarter of 2023 that did not occur in 2024. Excluding the effect of the securities loss in 2023, the increase in noninterest income in 2024 would have been 9.3%.

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Noninterest expense for the first quarter of 2024 was $13.3 million compared to $13.1 million for the fourth quarter of 2023 (an increase of 1.2%) and $12.0 million (an increase of 10.7%) for the first quarter of 2023. Contributing to the year-over-year increase was an increase of $791 thousand in salaries and benefits (primarily salaries due to a highly competitive labor market, and wage increases), and an increase of $363 thousand in data processing expenses primarily from increased software expense.

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The effective federal income tax rate was 15.7% for 2024 and 6.3% for the first quarter of 2023.  The 2023 rate reflects the benefit of $280 thousand in tax credits recorded in the first quarter of 2023. Without the tax credits, the 2023 rate would have been 14.3%.

“In the first quarter of 2024, we took several steps to ensure our ability to grow the company over the course of the year. Some of these steps, such as our FHLB borrowing, will have an initial negative effect on earnings but provide us additional support from which to continue our growth”, said Tim Henry, President and CEO. “During the quarter, we saw company assets go over the $2 billion threshold, grew both loans and deposits, maintained stellar loan quality, and saw growth in non-interest income. We also announced a new community office in Dauphin County that should go live by the end of the year. All-in-all, I am pleased with the first quarter of 2024 and how we are set up for the rest of the year.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.0 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2024	12/31/2023	3/31/2023

Interest income	$23,809	$21,516	$16,583
Interest expense	10,256	7,616	3,746
Net interest income	13,553	13,900	12,837
Provision for credit losses - loans	490	732	467
Provision for credit losses - unfunded commitments	(38)	56	62
Total provision for credit losses	452	788	529
Noninterest income	4,188	4,085	3,225
Noninterest expense	13,304	13,148	12,019
Income before income taxes	3,985	4,049	3,514
Income taxes	624	578	222
Net income	$3,361	$3,471	$3,292

Diluted earnings per share	$0.77	$0.79	$0.75
Regular cash dividends declared	$0.32	$0.32	$0.32

Balance Sheet Highlights (as of )	3/31/2024	12/31/2023	3/31/2023
Total assets	$2,011,614	$1,836,039	$1,711,285
Debt securities available for sale	462,951	472,503	458,154
Loans, net	1,261,062	1,240,933	1,063,337
Other borrowings	280,000	130,000	-
Deposits	1,559,312	1,537,978	1,502,110
Shareholders' equity	134,237	132,136	123,583

Assets Under Management (fair value)
Wealth Management	1,107,611	1,094,747	942,025
Held at third party brokers	151,465	135,423	124,483

	As of or for the Three Months Ended
Performance Ratios	3/31/2024	12/31/2023	3/31/2023
Return on average assets*	0.67%	0.75%	0.80%
Return on average equity*	10.21%	11.81%	11.33%
Dividend payout ratio	41.62%	40.23%	42.68%
Net interest margin*	2.88%	3.24%	3.41%
Net loans (charged-off) recovered/average loans*	0.00%	-0.07%	0.00%
Nonperforming loans / gross loans	0.04%	0.01%	0.02%
Nonperforming assets / total assets	0.02%	0.01%	0.01%
Allowance for credit losses / loans	1.29%	1.28%	1.31%
Book value, per share	$30.55	$30.23	$28.07
Tangible book value (1)	$28.50	$28.17	$26.02
Market value, per share	$26.20	$31.55	$29.64
Market value/book value ratio	85.76%	104.37%	105.59%
Market value/tangible book value ratio	91.94%	112.01%	113.91%
Price/earnings multiple*	8.51	9.98	9.88
Current quarter dividend yield*	4.89%	4.06%	4.32%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of	As of	As of
	March 31, 2024	December 31, 2023	March 31, 2023
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$134,237	$132,136	$123,583
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	125,221	123,120	114,567

Shares outstanding (in thousands)	4,394	4,371	4,403

Tangible book value per share (non-GAAP)	$28.50	$28.17	$26.02